                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-37737


                              PROSPECTUS SUPPLEMENT
                              DATED MARCH 18, 1998
                    TO THE PROSPECTUS DATED NOVEMBER 14, 1997

                        ALTERNATIVE LIVING SERVICES, INC.

         Alternative Living Services, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated November 14, 1997 relating to the Company's $50,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2004 (the "Debentures"), issued in a private placement on May 21, 1997 and the 2,469,136 shares of common stock, $.01 par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

         The table set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:



                                                    PRINCIPAL      PRINCIPAL
                                                     AMOUNT         AMOUNT
                                                       OF             OF
                                                   DEBENTURES      DEBENTURES     PERCENT OF
                                                  BENEFICIALLY    THAT MAY BE     OUTSTANDING
NAME                                                  OWNED           SOLD        DEBENTURES
----                                              ------------    -----------     -----------
Forest Global Convertible Fund Series A-5 ....     $1,928,000      $1,928,00         3.9%

Lakeshore International, Ltd. ................        570,000        570,000         1.1

LLT Limited ..................................        121,000        121,000          *

Millennium Trading Co., L.P. .................      1,000,000      1,000,000         2.0

NatWest Securities Limited ...................      8,008,000      8,008,000        16.0

Taft Securities L.L.C ........................        550,000        550,000         1.1

The J.W. Connell Family Foundation ...........        260,000        260,000          *

The TCW Group, Inc. ..........................      1,000,000      1,000,000         2.0

--------------------

* Less than 1%.